Exhibit 15.1

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration No. 333-232597) and on  Form S-8 (Registration Nos. 333-180552, 333-187021, 333-204867, 333-210820, 333-217022, 333-221546 and 333-223839, 333-231442 and 333-236028) of our reports dated March 23, 2020, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ Kost Forer Gabbay and Kasierer

Kost Forer Gabbay and Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
March 23, 2020